Exhibit 10.1

SUMMARY OF THE BECKMAN COULTER, INC
2006 EXECUTIVE ANNUAL INCENTIVE PLAN (AIP)

WHO PARTICIPATES:

•                  Key executives designated by the Chief Executive Officer based on qualifying factors established by the Organization and Compensation Committee (the Committee) of the Board of Directors

FUNDING THE OVERALL AIP AWARD POOL:

•                  The 2006 AIP is funded based on achievement of specified financial metrics.

•                  The AIP pool is based on a participant’s assigned AIP level, at target, but may vary based on final available funding.  While positions are funded at this target, actual payments are determined by following the Opportunity Award Guidelines.

•                  Each Global Business/Commercial Operations will have their respective pools increased or decreased based on an organizational performance assessment.

•                  Corporate staff will have their respective pools increased or decreased based on company-wide performance assessment.

•                  An interpolated incentive award percentage is calculated for incremental results that fall between achievement levels for financial results.

•                  The impact of one-time, non-recurring items will be excluded.

•                  Achievement of financial metrics as publicly reported does not guarantee payments under the plan.

AIP AWARD DETERMINATION – Opportunity Award Guidelines:

•                  Opportunity Award guidelines provide maximum flexibility to recognize and reward performance achievement. Because each Global Business/Commercial Operations and CEO staff has a pool for funding awards that cannot be exceeded, the actual award percentage an employee receives will be determined by his or her organizational  performance, individual performance, and the overall percentage distribution of performance ratings within the organization/staff pool.  The formula for calculating the Opportunity Award is:

–Bonus Target x Corporate Payout Factor x Div/Group Payout Factor x Individual Performance Assessment (zero sum rollup to Organization President Level)

•                  The Opportunity Award is calculated by multiplying the percentage awarded based on individual performance by the participant’s actual 2006 base pay.

•                  The sum of all Opportunity Awards cannot exceed the available AIP award pool funding.

AIP ADMINISTRATION GUIDELINES:

•                  The Committee administers the AIP on behalf of the company.  This responsibility includes interpretation of the plan and the sole and absolute discretion to establish plan provisions, performance measures, performance targets, specific award levels, payment methodology and timing, and participation eligibility.  All Committee interpretations, determinations and actions will be final, conclusive and binding on all participants.  The Committee has authorized the Chief Executive Officer as its designee in matters of annual plan administration upon its approval of performance measures and targets.

AIP TERMS AND CONDITIONS:

1.               All Corporate financial results will be measured on an “as reported” basis with no adjustment for any effect of currency fluctuations.

2.     Certain qualifying events, including mergers, acquisitions and divestitures, and legal settlements, may cause a modification to the financial measurements or calculations based on reportable information.  These events must be: 1) unanticipated; 2) non-recurring; 3) material; 4) not part of normal business operations; and/or 5) identified as an exception approved by the Chief Executive Officer and the Organization and Compensation Committee of the Board of Directors.

3.               To be eligible for an AIP award, a participant must be in active pay status continuously through the last company-scheduled workday of the year.  Partial payments may be considered subject to the full discretion of the Committee or its designee, for retirees as defined by the company’s retirement plan, who leave before the end of the plan year.

4.               The Committee or its designee may determine in its sole and absolute discretion, the status and incentive award level for any participant whose responsibilities are changed, and of any key employee who becomes eligible to participate in the plan after the beginning of the performance period.

5.               AIP awards are payable either in cash or stock at the Company’s discretion.

6.               The Committee at any time and from time to time may terminate, suspend, modify or amend the plan.  Nothing in this plan or any award granted shall confer on a participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate anyone’s employment.